Exhibit 99
TI reports third quarter 2020 financial results and shareholder returns
Conference call on TI website at 3:30 p.m. Central time today
www.ti.com/ir
DALLAS (October 20, 2020) – Texas Instruments Incorporated (TI) (Nasdaq: TXN) today reported third quarter revenue of $3.82 billion, net income of $1.35 billion and earnings per share of $1.45.
Regarding the company’s performance and returns to shareholders, Rich Templeton, TI’s chairman, president and CEO, made the following comments:
•“Revenue increased 18% sequentially with notable strength from the rebound of automotive demand and growing demand from personal electronics. Revenue increased 1% from the same quarter a year ago.
•“In our core businesses, Analog revenue grew 18% and Embedded Processing grew 19% sequentially. From a year ago, Analog revenue grew 7% and Embedded Processing declined 10%.
•“Our cash flow from operations of $5.8 billion for the trailing 12 months again underscored the strength of our business model. Free cash flow for the same period was $5.2 billion and 38% of revenue. This reflects the quality of our product portfolio, as well as the efficiency of our manufacturing strategy, including the benefit of 300-millimeter Analog production.
•“We have returned $6.4 billion to owners in the past 12 months through stock repurchases and dividends. Over the same period, our dividends represented 64% of free cash flow, underscoring their sustainability. In September, we announced we would increase our dividend by 13%. Together, our stock repurchases and dividends reflect our continued commitment to return all free cash flow to our owners.
•"TI’s fourth quarter outlook is for revenue in the range of $3.41 billion to $3.69 billion, and earnings per share between $1.20 and $1.40.”

Free cash flow, a non-GAAP financial measure, is cash flow from operations less capital expenditures.
Earnings summary
Amounts are in millions of dollars, except per-share amounts.

	Q3 2020	Q3 2019	Change
Revenue	$3,817	$3,771	1%
Operating profit	$1,609	$1,589	1%
Net income	$1,353	$1,425	(5)%
Earnings per share	$1.45	$1.49	(3)%
Cash generation
Amounts are in millions of dollars.

		Trailing 12 Months
	Q3 2020	Q3 2020	Q3 2019	Change
Cash flow from operations	$1,443	$5,768	$7,040	(18)%
Capital expenditures	$146	$600	$1,007	(40)%
Free cash flow	$1,297	$5,168	$6,033	(14)%
Free cash flow % of revenue		37.6%	40.9%
Cash return
Amounts are in millions of dollars.

		Trailing 12 Months
	Q3 2020	Q3 2020	Q3 2019	Change
Dividends paid	$825	$3,330	$2,903	15%
Stock repurchases	$15	$3,027	$4,480	(32)%
Total cash returned	$840	$6,357	$7,383	(14)%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended September 30,
	2020	2019
Revenue	$3,817	$3,771
Cost of revenue (COR)	1,364	1,325
Gross profit	2,453	2,446
Research and development (R&D)	386	379
Selling, general and administrative (SG&A)	407	399
Acquisition charges	51	79
Operating profit	1,609	1,589
Other income (expense), net (OI&E)	27	34
Interest and debt expense	49	43
Income before income taxes	1,587	1,580
Provision for income taxes	234	155
Net income	$1,353	$1,425

Diluted earnings per common share	$1.45	$1.49

Average shares outstanding (millions):
Basic	917	935
Diluted	929	950

Cash dividends declared per common share	$.90	$.77

Supplemental Information
(Quarterly, except as noted)

Provision for income taxes is based on the following:

Operating taxes (calculated using the estimated annual effective tax rate)	$231	$257
Discrete tax items	3	(102)
Provision for income taxes (effective taxes)	$234	$155

Annual operating tax rate	14%	16%
Effective tax rate	15%	10%

A portion of net income is allocated to unvested restricted stock units (RSUs) on which we pay dividend equivalents. Diluted EPS is calculated using the following:

Net income	$1,353	$1,425
Income allocated to RSUs	(6)	(8)
Income allocated to common stock for diluted EPS	$1,347	$1,417

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	September 30,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$2,822	$3,893
Short-term investments	2,696	1,174
Accounts receivable, net of allowances of ($12) and ($13)	1,392	1,342
Raw materials	192	175
Work in process	959	955
Finished goods	921	910
Inventories	2,072	2,040
Prepaid expenses and other current assets	277	264
Total current assets	9,259	8,713
Property, plant and equipment at cost	5,698	5,683
Accumulated depreciation	(2,508)	(2,365)
Property, plant and equipment	3,190	3,318
Long-term investments	47	298
Goodwill	4,362	4,362
Acquisition-related intangibles	189	390
Deferred tax assets	299	257
Capitalized software licenses	133	77
Overfunded retirement plans	227	106
Other long-term assets	501	471
Total assets	$18,207	$17,992

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$550	$499
Accounts payable	411	397
Accrued compensation	656	609
Income taxes payable	44	58
Accrued expenses and other liabilities	524	444
Total current liabilities	2,185	2,007
Long-term debt	6,247	5,302
Underfunded retirement plans	103	123
Deferred tax liabilities	69	49
Other long-term liabilities	1,278	1,526
Total liabilities	9,882	9,007
Stockholders’ equity:
Preferred stock, $25 par value. Authorized – 10,000,000 shares
Participating cumulative preferred – None issued	—	—
Common stock, $1 par value. Authorized – 2,400,000,000 shares
Shares issued – 1,740,815,939	1,741	1,741
Paid-in capital	2,257	2,058
Retained earnings	41,305	39,674
Treasury common stock at cost
Shares: September 30, 2020 – 823,174,578; September 30, 2019 – 805,637,804	(36,643)	(34,045)
Accumulated other comprehensive income (loss), net of taxes (AOCI)	(335)	(443)
Total stockholders’ equity	8,325	8,985
Total liabilities and stockholders’ equity	$18,207	$17,992

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended
	September 30,
	2020	2019
Cash flows from operating activities
Net income	$1,353	$1,425
Adjustments to net income:
Depreciation	183	183
Amortization of acquisition-related intangibles	51	79
Amortization of capitalized software	16	13
Stock compensation	50	48
Gains on sales of assets	(2)	—
Deferred taxes	(51)	(4)
Increase (decrease) from changes in:
Accounts receivable	(216)	77
Inventories	64	39
Prepaid expenses and other current assets	25	44
Accounts payable and accrued expenses	(13)	29
Accrued compensation	157	129
Income taxes payable	(208)	(93)
Changes in funded status of retirement plans	(1)	17
Other	35	6
Cash flows from operating activities	1,443	1,992

Cash flows from investing activities
Capital expenditures	(146)	(149)
Proceeds from asset sales	2	—
Purchases of short-term investments	(2,540)	(986)
Proceeds from short-term investments	510	220
Other	(15)	1
Cash flows from investing activities	(2,189)	(914)

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	748
Repayment of debt	—	(750)
Dividends paid	(825)	(721)
Stock repurchases	(15)	(456)
Proceeds from common stock transactions	123	194
Other	(9)	(13)
Cash flows from financing activities	(726)	(998)

Net change in cash and cash equivalents	(1,472)	80
Cash and cash equivalents at beginning of period	4,294	3,813
Cash and cash equivalents at end of period	$2,822	$3,893

Segment results
Amounts are in millions of dollars.

	Q3 2020	Q3 2019	Change
Analog:
Revenue	$2,865	$2,674	7%
Operating profit	$1,320	$1,231	7%
Embedded Processing:
Revenue	$651	$724	(10)%
Operating profit	$187	$233	(20)%
Other:
Revenue	$301	$373	(19)%
Operating profit*	$102	$125	(18)%
* Includes acquisition charges.
Compared with the year-ago quarter:
Analog: (includes Power and Signal Chain)
•Revenue increased in Signal Chain and Power.
•Operating profit increased due to higher revenue and associated gross profit.
Embedded Processing: (includes Connected Microcontrollers and Processors)
•Revenue decreased in both product lines.
•Operating profit decreased due to lower revenue and associated gross profit.
Other: (includes DLP® products, calculators and custom ASIC products)
•Revenue decreased $72 million, and operating profit decreased $23 million.

Non-GAAP financial information
This release includes references to free cash flow and ratios based on that measure. These are financial measures that were not prepared in accordance with GAAP. Free cash flow was calculated by subtracting capital expenditures from the most directly comparable GAAP measure, cash flows from operating activities (also referred to as cash flow from operations).
We believe that free cash flow and the associated ratios provide insight into our liquidity, our cash-generating capability and the amount of cash potentially available to return to shareholders, as well as insight into our financial performance. These non-GAAP measures are supplemental to the comparable GAAP measures.
Reconciliation to the most directly comparable GAAP measures is provided in the table below.
Amounts are in millions of dollars.

	For 12 Months Ended
	September 30,
	2020	2019	Change
Cash flow from operations (GAAP)	$5,768	$7,040	(18)%
Capital expenditures	(600)	(1,007)
Free cash flow (non-GAAP)	$5,168	$6,033	(14)%

Revenue	$13,735	$14,750

Cash flow from operations as a percentage of revenue (GAAP)	42.0%	47.7%
Free cash flow as a percentage of revenue (non-GAAP)	37.6%	40.9%
This release also includes references to an annual operating tax rate, a non-GAAP term we use to describe the estimated annual effective tax rate, a GAAP measure that by definition does not include discrete tax items. We believe the term annual operating tax rate helps differentiate from the effective tax rate, which includes discrete tax items.

Notice regarding forward-looking statements
This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements herein that describe TI’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.
We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or our management:
•The duration and scope of the COVID-19 pandemic, government and other third-party responses to it and the consequences for the global economy, including to our business and the businesses of our suppliers, customers and distributors;
•Economic, social and political conditions, and natural events in the countries in which we, our customers or our suppliers operate, including global trade policies;
•Market demand for semiconductors, particularly in the industrial and automotive markets, and customer demand that differs from forecasts;
•Our ability to compete in products and prices in an intensely competitive industry;
•Evolving cybersecurity and other threats relating to our information technology systems or those of our customers or suppliers;
•Our ability to successfully implement and realize opportunities from strategic, business and organizational changes, or our ability to realize our expectations regarding the amount and timing of restructuring charges and associated cost savings;
•Our ability to develop, manufacture and market innovative products in a rapidly changing technological environment, and our timely implementation of new manufacturing technologies and installation of manufacturing equipment;
•Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•Product liability, warranty or other claims relating to our products, manufacturing, delivery, services, design or communications, or recalls by our customers for a product containing one of our parts;
•Compliance with or changes in the complex laws, rules and regulations to which we are or may become subject, or actions of enforcement authorities, that restrict our ability to operate our business, or subject us to fines, penalties or other legal liability;
•Changes in tax law and accounting standards that impact the tax rate applicable to us, the jurisdictions in which profits are determined to be earned and taxed, adverse resolution of tax audits, increases in tariff rates, and the ability to realize deferred tax assets;
•A loss suffered by one of our customers or distributors with respect to TI-consigned inventory;
•Financial difficulties of our distributors or their promotion of competing product lines to our detriment; or disputes with significant distributors;
•Losses or curtailments of purchases from key customers or the timing and amount of distributor and other customer inventory adjustments;
•Our ability to maintain or improve profit margins, including our ability to utilize our manufacturing facilities at sufficient levels to cover our fixed operating costs, in an intensely competitive and cyclical industry and changing regulatory environment;
•Our ability to maintain and enforce a strong intellectual property portfolio and maintain freedom of operation in all jurisdictions where we conduct business; or our exposure to infringement claims;
•Instability in the global credit and financial markets;
•Increases in health care and pension benefit costs;
•Our ability to recruit and retain skilled personnel, and effectively manage key employee succession; and
•Impairments of our non-financial assets.
For a more detailed discussion of these factors, see the Risk factors discussion in Part II Item 1A of TI’s Form 10-Q for the quarter ended March 31, 2020. The forward-looking statements included in this release are made only as of the date of this release, and we undertake no obligation to update the forward-looking statements to reflect subsequent events or circumstances. If we do update any forward-looking statement, you should not infer that we will make additional updates with respect to that statement or any other forward-looking statement.

About Texas Instruments
Texas Instruments Incorporated (Nasdaq: TXN) is a global semiconductor company that designs, manufactures, tests and sells analog and embedded processing chips for markets such as industrial, automotive, personal electronics, communications equipment and enterprise systems. Our passion to create a better world by making electronics more affordable through semiconductors is alive today, as each generation of innovation builds upon the last to make our technology smaller, more efficient, more reliable and more affordable – making it possible for semiconductors to go into electronics everywhere. We think of this as Engineering Progress. It's what we do and have been doing for decades. Learn more at TI.com.

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